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                                                                       EXHIBIT 5


                              [Letterhead of Sullivan & Cromwell]


                                                                   June 29, 1998


Vencor, Inc.,
  3300 Aegon Center,
    400 West Market Street,
      Louisville, Kentucky 40202


Vencor, Inc.,
   3300 Aegon Center,
     400 West Market Street,
        Louisville, Kentucky 40202.


Dear Sirs:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $300,000,000 aggregate principal amount of 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "Securities") of Vencor Operating, Inc., a Delaware corporation (the "Company"), which have been unconditionally and irrevocably guaranteed (the "Guarantee") as to payment of principal, premium, if any, and interest by Vencor, Inc., a Delaware corporation (the "Guarantor), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form S-4 (the "Registration Statement") has
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become effective under the Act, the Guarantee relating the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture dated as of April 30, 1998 (the "Indenture") among the Company, the Guarantor and PNC Bank, National Association (the "Trustee"), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities and the Guarantee will constitute valid and legally binding obligations of the Company and the Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of
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New York and the General Corporation Law of the State of Delaware, and we are
expressing no opinion as to the effect of the laws of any other jurisdiction.


        We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus dated as of June 29, 1998 relating to the offer to exchange the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,


                                                   /s/ Sullivan & Cromwell